UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 2, 2007
Date of Report (Date of earliest event reported)

Medistem Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-100137	86-1047317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2027 E. Cedar St., Suite 102, Tempe, Arizona 85281
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 727-3662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Employment Agreements

On January 2, 2007, Medistem Laboratories, Inc., a Nevada corporation, ("Medistem") entered into an Employment Agreement with Chris McGuinn, its Chief Operating Officer.  Under Mr. McGuinn's agreement, he will receive an annual base salary of $100,000.

Mr. McGuinn's agreement also provides for discretionary bonus payments commensurate with bonuses paid to other senior executives of Medistem. If Mr. McGuinn's agreement is terminated without Cause (as defined in the agreement), he will be entitled to receive accrued and vesting benefits up to the date of termination and will have 90 days from the date of termination to exercise any vested but unexercised options existing as of the termination date. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Employment Agreement, which Medistem will file with its next periodic report.

In connection with his employment agreement, Medistem entered into separate Indemnification Agreements with Mr. McGuinn which contains provisions that may require Medistem to, among other things: indemnify Mr. McGuinn against liabilities that may arise by reason of his status or service as an officer to the fullest extent permitted under Nevada law and Medistem's bylaws and certificate of incorporation and advance Mr. McGuinn's expenses incurred as a result of any proceeding against them as to which they could be indemnified. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Indemnification Agreement, which Medistem will file with its next periodic report.

License Agreement

On January 5, 2007, Medistem announced that it had entered into a License Agreement on January 2, 2007, with Rio Valley Medical Clinic ("Licensee"), a Mexican corporation owned by Dr Frank Morales. A copy of the press release is attached hereto as an Exhibit. Under the License Agreement, Licensee received a non-exclusive, non-transferable license for the use of Medistem's intellectual property with regard to the development, application and commercialization of adult stem cells in Tijuana, Mexico and its surrounding areas for use in the therapeutic treatment of various medical conditions in humans.  Medistem also agreed to supply Licensee with high quality stem cells for use in such treatments and to provide certain administrative functions.  Dr. Morales also received warrants to purchase up to 700,000 shares of Medistem common stock at $0.12 per share, subject to adjustment as set forth by the terms of a Common Stock Purchase Warrant, with one-third of such warrants vesting on the first, second and third anniversary of the license agreement. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the License Agreement, which Medistem will file with its next periodic report.

In exchange for the rights granted under the License Agreement, Medistem will receive 90% of the monthly net revenue in excess of $20,000 resulting from Licensee's sale of any product derived from or involving infusion quality adult stem cells.   In addition, Medistem will retain the rights to any new or useful process, manufacture, compound or composition of matter developed by Licensee and/or Medistem relating to infusion quality umbilical cord stem cells. The License Agreement extends to January 2, 2012, with automatic renewal provisions thereafter.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated January 5, 2007, relating to the License Agreement between Medistem Laboratories, Inc. and Rio Valley Medical Clinic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDISTEM LABORATORIES, INC.

Date: January 5, 2007

By:	/s/ Neil H. Riordan

Name: Neil H. Riordan

Title: Chief Executive Officer and President

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